EXHIBIT 10.1

JUNIPER NETWORKS, INC.
PERFORMANCE BONUS PLAN
(As Amended and Restated Effective February 19, 2020)
1.    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of predetermined performance goals.
2.    Definitions.
(a)    “Award” means, with respect to each Participant, the award determined pursuant to Section 6(a) below for a Performance Period.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Committee” means the Compensation Committee of the Board.
(e)    “Company” means Juniper Networks, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(f)    “Determination Date” means any time when the achievement of the applicable Performance Goal(s) associated with the applicable Performance Period remains substantially uncertain; provided, however, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goal(s) shall be deemed to be substantially uncertain.
(g)    “Fiscal Year” means a fiscal year of the Company.
(h)    “Maximum Award” means as to any Participant for any Performance Period, $20 million.
(i)    “Participant” shall have the meaning set forth in Section 4.
(j)     “Performance Goal(s)” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the goal(s) for any Performance Period will be any one or more of the following performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business or reporting unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results to a designated comparison group, and/or to another

Performance Goal and, with respect to financial metrics, may utilize any adjustment(s) established by the Committee on or prior to the Determination Date: (1) cash flow (including operating cash flow or free cash flow), (2) cash position, (3) revenue (on an absolute basis or adjusted for currency effects), (4) deferred revenue, (5) revenue growth, (6) contribution margin, (7) gross margin, (8) operating margin, (9) operating expenses or operating expenses as a percentage of revenue, (10) earnings (which may include, but is not limited to, earnings before interest, taxes, depreciation and/or amortization and net earnings), (11) earnings per share, (12) operating income, (13) net income, (14) stock price, (15) return on equity, (16) total stockholder return, (17) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (18) return on invested capital, (19) return on capital employed, (20) return on sales, (21) return on assets or net assets, (22) return on investment, (23) orders or net orders, (24) cost of goods sold, (25) debt or debt-to-equity ratio, (26) accounts receivable, (27) write-offs, (28) liquidity, (29) economic value added, (30) operating profit/loss or net operating profit/loss, (31) working capital, (32) price to earnings ratio, (33) market share, (34) contract awards, backlog or bookings, (35) overhead or other expense reduction, (36) credit rating, (37) customer indicators, (38)  product invention, innovation or development, (39) attainment of research and development milestones, (40) improvements in productivity, (41) attainment of operating goals, (42) manufacturing, production or inventory, (43) mergers, acquisitions or divestitures, (44) financings, (45) days sales outstanding, (46)  employee metrics, (47) leadership goals, and/or (48) other financial or strategic goals. Performance Goals may also consist of objective and/or subjective elements based on any financial and/or non-financial criteria (including, without limitation, subjective criteria and individual performance) as established by the Committee in its sole discretion, and the Committee may adjust such Awards in its sole discretion.
(k)    “Performance Period” means any Fiscal Year or portion thereof, or such other longer period, as determined by the Committee in its sole discretion.
(l)    “Plan” means this Performance Bonus Plan.
(m)    “Plan Year” means the Company’s fiscal year.
3.    Plan Administration.
(a)    The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)    discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)    to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
(iii)    to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)    Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.    Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be any officer or key employee of the Company who is designated by the Committee in its sole discretion (each, a “Participant”). No person shall be automatically entitled to participate in the Plan.
5.    Determination of Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish with respect to each Participant, one or more Performance Periods, one or more individual Participant incentive targets for each Performance Period, and the Performance Goal(s) to be met during such Performance Periods. Notwithstanding the foregoing, the Committee may also grant Awards that are not based on the attainment of specific Performance Goals. In no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.
6.    Determination of Award Payment.
(a)    Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable. In addition, the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.
(b)    Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise determined by the Committee, a Participant needs to be employed by the Company through the date the Award is paid in order to be eligible to receive an Award payout hereunder. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.
(c)    Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d)    Timing of Distributions. In order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement under Section 6(b) that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.
(e)    Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of Awards that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
7.    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan. Nothing in this Section 7 is intended to limit the Company’s ability to recover Plan payouts pursuant to any recoupment, clawback or similar policy or applicable law, rule or regulation then in effect.
8.    Withholding. Distributions pursuant to this Plan shall be subject to all applicable income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, and other legally applicable tax or other withholding requirements.
9.    At-Will Employment. No statement in this Plan or Award granted hereunder should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan or any Award granted hereunder be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that a Participant and the Company each may terminate the employment relationship at any time and for any or no reason.
10.    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

11.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
12.    Miscellaneous.
(a)    Nonassignment. The rights and privileges of a Participant under this Plan (including, without limitation, any Award granted to a Participant hereunder) shall not be assignable or transferable by the Participant except by will or the laws of intestacy. Upon any attempt to assign or transfer any Awards, rights or privileges, such Awards, rights or privileges are immediately null and void.
(b)    Governing Law. The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.
(c)    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
(d)    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.
(e)    Clawback. An Award granted under the Plan will be subject to any provisions of applicable laws, rules or regulations providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award or otherwise agreed upon between the Company and the recipient of the Award; and any recoupment, clawback or similar provisions that may be included in any applicable forms governing any Awards granted under the Plan.